REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

EquiTrust Life Insurance Company

We have audited the balance sheets of EquiTrust Life Insurance Company as of December 31, 2007 and 2006, and the related statements of income, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2007, and have issued our report thereon dated April 23, 2008 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 1 to the financial statements, in 2007 the Company changed its methods of accounting for the treatment of modifications or exchanges of insurance contracts, and income tax contingencies.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 23, 2008

Schedule I - Summary of Investments - Other

Than Investments in Related Parties

EQUITRUST LIFE INSURANCE COMPANY

December 31, 2007

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$2,598,394	$2,544,779	$2,544,779
Mortgage and asset-backed securities	1,540,584	1,486,220	1,486,220
United States Government and agencies	234,862	233,473	233,473
State, municipal and other governments	912,785	915,452	915,452
Public utilities	385,005	381,086	381,086
Redeemable preferred stocks	4,000	3,100	3,100

Total	5,675,630	$5,564,110	5,564,110

Mortgage loans on real estate	705,553		705,473
Derivative instruments	122,106	$114,548	114,548
Policy loans	19,208		19,208
Short-term investments	30,070		30,070

	$6,552,567		$6,433,409

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for derivative instruments; and unpaid principal balance for mortgage loans on real estate and policy loans.

Schedule III - Supplementary Insurance Information

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2007:
Traditional Annuity - Exclusive Distribution	$—	$571	$—	$—
Traditional Annuity - Independent Distribution	468,798	6,770,501	—	56,050
Traditional and Universal Life Insurance	19,422	198,996	1,555	9,946
Variable	18,532	13,597	620	—
Impact of unrealized gains/losses	50,319	—	24	—

Total	$557,071	$6,983,665	$2,199	$65,996

December 31, 2006:
Traditional Annuity - Exclusive Distribution	$—	$522	$—	$—
Traditional Annuity - Independent Distribution	384,641	5,367,564	—	1,268
Traditional and Universal Life Insurance	21,096	208,181	1,408	10,193
Variable	15,573	14,028	534	—
Impact of unrealized gains/losses	10,534	—	4	—

Total	$431,844	$5,590,295	$1,946	$11,461

December 31, 2005:
Traditional Annuity - Exclusive Distribution	$55	$579	$—	$—
Traditional Annuity - Independent Distribution	290,513	3,571,284	—	977
Traditional and Universal Life Insurance	23,247	213,547	1,407	10,337
Variable	13,205	14,675	481	—
Impact of unrealized gains/losses	(3,342)	—	—	—

Total	$323,678	$3,800,085	$1,888	$11,314

Schedule III - Supplementary Insurance Information (Continued)

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium Revenues	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
December 31, 2007:
Traditional Annuity - Exclusive Distribution	$—	$—	$24	$—	$(16)
Traditional Annuity - Independent Distribution	20,466	305,486	277,212	47,588	16,988
Traditional and Universal Life Insurance	12,448	14,401	14,130	1,672	2,828
Variable	3,868	657	615	419	4,569
Corporate and Other	—	4,746	—	—	838
Change in net unrealized gains/losses on derivatives	—	—	(18,101)	(14,749)	—
Impact of realized gains/losses	—	—	(534)	(692)	—

Total	$36,782	$325,290	$273,346	$34,238	$25,207

December 31, 2006:
Traditional Annuity - Exclusive Distribution	$9	$16	$23	$55	$347
Traditional Annuity - Independent Distribution	15,612	222,897	155,787	39,550	16,207
Traditional and Universal Life Insurance	13,830	14,811	15,986	1,329	3,718
Variable	3,121	739	1,087	1,178	4,868
Corporate and Other	—	1,563	—	—	470
Change in net unrealized gains/losses on derivatives	—	—	71,428	1,752	—
Impact of realized gains/losses	—	—	18	(16)	—

Total	$32,572	$240,026	$244,329	$43,848	$25,610

December 31, 2005:
Traditional Annuity - Exclusive Distribution	$—	$14	$12	$—	$489
Traditional Annuity - Independent Distribution	10,895	160,303	108,529	30,559	11,717
Traditional and Universal Life Insurance	14,264	15,447	16,465	2,195	5,421
Variable	2,979	671	504	2,253	3,161
Corporate and Other	—	1,345	—	—	308
Change in net unrealized gains/losses on derivatives	—	—	5,123	(1,848)	—
Impact of realized gains/losses	—	—	(12)	(88)	—

Total	$28,138	$177,780	$130,621	$33,071	$21,096

Schedule IV - Reinsurance

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other company	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2007:
Life insurance in force, at end of year	$577,750	$412,925	$1,573,705	$1,738,530	90.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$13,627	$1,405	$20,795	$33,017	63.0%
Traditional life insurance premiums	143	79	3,701	3,765	98.3

	$13,770	$1,484	$24,496	$36,782	66.6

Year ended December 31, 2006:
Life insurance in force, at end of year	$607,035	$399,946	$1,626,519	$1,833,608	88.7%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$7,899	$1,432	$21,934	$28,401	77.2%
Traditional life insurance premiums	161	81	4,091	4,171	98.1

	$8,060	$1,513	$26,025	$32,572	79.9

Year ended December 31, 2005:
Life insurance in force, at end of year	$612,782	$385,531	$1,844,484	$2,071,735	89.0%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$4,722	$1,457	$20,356	$23,621	86.2%
Traditional life insurance premiums	140	90	4,467	4,517	98.9

	$4,862	$1,547	$24,823	$28,138	88.2